Exhibit 99.1
For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR
FIRST QUARTER OF FISCAL YEAR 2011
Conference call to be held today at 11:00 a.m. CT
MINNEAPOLIS, August 2, 2010 — Navarre Corporation (Nasdaq: NAVR — News), a leading distributor and publisher of computer software and provider of third party logistics services, today reported its financial results for the first quarter of fiscal year 2011, the three month period ended June 30, 2010.
•	Net sales from continuing operations were $98.8 million, as compared to net sales from continuing operations of $123.4 million for the same period last year, a reduction of $24.6 million or 20%. Continuing operations does not include the results of FUNimation Entertainment, which the Company is currently marketing for a potential sale and is classified as discontinued operations pursuant to GAAP.

•	Operating income from continuing operations during the first quarter was $1.2 million, as compared to operating income from continuing operations of $1.1 million in the prior fiscal year.

•	Net income was $1.1 million, or $0.03 per diluted share, as compared to net income of $4.2 million, or $0.11 per diluted share, in the prior year’s first quarter.

•	EBITDA before share-based compensation expense from continuing operations was $2.0 million, as compared to EBITDA before share-based compensation expense from continuing operations of $3.1 million in the prior year’s first quarter. (See “Use of Non-GAAP Financial Information” below)

•	Debt at June 30, 2010 was $19.7 million, a reduction of $3.5 million as compared to debt of $23.2 million on June 30, 2009. During the first quarter the Company paid $8.1 million in connection with the acquisition of Punch! Software.
Cary L. Deacon, Chief Executive Officer, commented, “Our revenue shortfall from last year’s results during the first quarter occurred in the distribution business and was generally expected. We are on track with the execution of our strategy to focus on the distribution and software publishing businesses and we continue to anticipate delivering results that are in line with our previously-issued full year guidance. The early performance of Encore’s Punch! acquisition has been positive and we look forward to building on this momentum as we move through the remainder of the fiscal year. On the distribution front, we opened our Toronto facility in May and we are already adding new business in Canada. Our balance sheet continues to strengthen as is reflected in our debt being lower than at the end of last year’s first quarter, despite having paid approximately $8 million in connection with the Punch! acquisition.
“As we announced during the quarter, we are evaluating strategic alternatives which include the potential sale of FUNimation Entertainment. Although we believe that FUNimation has a bright future, its growth initiatives have limited synergies with our other businesses and we believe that they are best executed with ownership that has expertise in those areas. We are currently evaluating various indications of interest in connection with this process and we anticipate making a strategic decision regarding that business within the next two quarters,” continued Deacon.
Distribution Segment
For the first quarter ended June 30, 2010, the distribution segment’s net sales, before inter-company eliminations, were $96.7 million, as compared to net sales of $121.4 million for the same period last year, a decrease of 20%. This decrease in net sales resulted from the discontinuation of certain low margin video game product sales, reduced net sales of DVD video, and a shift of re-stocking activity by retailers in March that had originally anticipated to occur during the first quarter. The distribution segment had an operating loss of $9,000 in the first quarter, as compared to operating income of $364,000 in the first quarter of the prior fiscal year. (See “Use of Non-GAAP Financial Information” below)
Publishing Segment
The publishing segment includes the results of Encore Software and BCI (BCI’s operations were wound down during fiscal year 2010). It should be noted that the Company has presented information related to the publishing segment without including the results of FUNimation Entertainment which is being marketed for sale and is classified as discontinued operations pursuant to GAAP.
For the first quarter ended June 30, 2010, the publishing segment had net sales, before inter-company eliminations, of $6.9 million, an increase of 2%, as compared to net sales, before inter-company eliminations, of $6.8 million in the first quarter of the prior fiscal year. Operating income during the first quarter for the publishing segment was $1.2 million, as compared to operating income of $780,000 in the first quarter of the prior year. (See “Use of Non-GAAP Financial Information” below)
Discontinued Operations
Discontinued operations includes the results of FUNimation Entertainment. Net income from discontinued operations was $895,000, as compared to $3.3 million in the first quarter of the prior fiscal year. FUNimation benefitted from a strong release schedule of Dragonball Z titles during the first quarter of fiscal year 2010.

Outlook
The Company’s guidance from continuing operations for fiscal year 2011 remains unchanged as follows:
•	Net sales from continuing operations are anticipated to be between $480 million and $520 million;

•	EBITDA before share-based compensation expense from continuing operations is expected to be between $18 million and $21 million; and

•	Cash flow from continuing operations is anticipated to be positive.
Conference Call
The Company will host a conference call at 12:00 p.m. ET (11:00 a.m. CT), today, Monday, August 2, 2010, to discuss its fiscal year 2011 first quarter financial results. The conference call can be accessed by dialing (866) 783-2140, and utilizing conference participant passcode “75856226”, ten minutes prior to the scheduled start time. In addition, this discussion will be simultaneously webcast live and can be accessed in the “Investors” section of the Company’s web site located at www.navarre.com. A replay of the conference call will be available at the Company’s web site.
Use of Non-GAAP Financial Information
In evaluating our financial performance and operating trends, management considers information concerning our net sales before inter-company eliminations, and earnings before interest, taxes, depreciation, amortization, share-based compensation expense, and goodwill impairment, which are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these preliminary non-GAAP financial measures to the comparable preliminary GAAP results, which is attached to this release and can also be found on the Company’s web site at www.navarre.com.
About Navarre Corporation
Navarre® Corporation is a leading distributor and publisher of computer software and provider of third party logistics services. Navarre Distribution Services provides complete distribution and third-party logistics (3PL) services to North American retailers and their suppliers. The Company publishes computer software through Encore® and produces animé video through FUNimation Entertainment®. Navarre was founded in 1983 and is headquartered in Minneapolis, Minnesota. Additional information can be found at www.navarre.com.

Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; the continued deterioration in the business of some of the Company’s customers could harm its business; a pending investigation by the U.S. Securities and Exchange Commission (the “SEC”) or litigation arising out of this investigation may subject the Company to significant costs; the seasonal nature of the Company’s business; the Company’s ability to meet significant working capital requirements; the Company may not be able to adequately adjust its cost structure in response to a decrease in net sale; technology developments could continue to adversely affect the Company’s business; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s SEC reports, including, in particular, the Company’s Form 10-K filings, as well as its other SEC filings and public disclosures.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please contact the SEC at
1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended June 30,
	2010	2009

Net sales	$98,792	$123,416
Cost of sales (exclusive of depreciation and amortization)	84,315	108,453

Gross profit	14,477	14,963
Operating expenses:
Selling and marketing	4,884	4,068
Distribution and warehousing	2,472	2,076
General and administrative	5,074	6,453
Depreciation and amortization	891	1,222

Total operating expenses	13,321	13,819

Income from operations	1,156	1,144
Other income (expense):
Interest expense	(396)	(568)
Interest income	1	7
Other income (expense)	(259)	451

Income from continuing operations before income tax	502	1,034
Income tax expense	(299)	(180)

Net income from continuing operations	203	854
Discontinued operations
Income from discontinued operations, net of tax	895	3,307

Net income	$1,098	$4,161

Basic earnings per common share:
Continuing operations	$0.01	$0.02
Discontinued operations	0.02	0.09

Net income	$0.03	$0.11

Diluted earnings per common share:
Continuing operations	$0.01	$0.02
Discontinued operations	0.02	0.09

Net income	$0.03	$0.11

Weighted average shares outstanding:
Basic	36,367	36,237
Diluted	36,813	36,347

NAVARRE CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	(Unaudited)	(Unaudited)
	June 30,	June 30,	March 31,
	2010	2009	2010
Assets
Current assets:
Accounts receivables, net	$42,859	$55,055	$61,880
Inventories	24,820	26,794	21,164
Other	21,836	20,810	21,210
Current assets of discontinued operations	6,347	10,058	6,071

Total current assets	95,862	112,717	110,325
Property and equipment, net	11,292	13,592	11,790
Other assets	28,355	15,309	20,054
Non-current assets of discontinued operations	29,715	31,033	29,434

Total assets	$165,224	$172,651	$171,603

Liabilities and shareholders’ equity
Current liabilities:
Revolving line of credit	$19,709	$23,229	$6,634
Accounts payable	65,614	85,643	79,968
Other	8,347	10,867	17,177
Liabilities of discontinued operations	6,121	10,125	5,760

Total current liabilities	99,791	129,864	109,539
Long-term liabilities:
Other	3,408	1,357	1,303
Liabilities of discontinued operations	—	4	—

Total liabilities	103,199	131,225	110,842
Shareholders’ equity	62,025	41,426	60,761

Total liabilities and shareholders’ equity	$165,224	$172,651	$171,603

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)

	(Unaudited)
	Three Months Ended June 30,
	2010	2009
Net cash (used in) provided by operating activities	$(1,436)	$2,945
Net cash used in investing activities	(8,667)	(611)
Net cash provided by (used in) financing activities	9,464	(1,168)
Net effect of exchange rate changes on cash	(60)	—

Net cash (used in) provided by continuing operations	(699)	1,166

Discontinued operations
Net cash provided by (used in) operating activities	832	(1,109)
Net cash used in investing activities	(130)	(55)
Net cash used in financing activities	(3)	(2)

Net cash provided by (used in) discontinued operations	699	(1,166)

Net increase (decrease) in cash	—	—
Cash at beginning of period	—	—

Cash at end of period	$—	$—

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of Net Sales from Continuing Operations Before Inter-Company Eliminations to GAAP Net
Sales and Business Segment Information

	Three Months Ended June 30,
	2010	%	2009	%
Net sales:
Distribution	$96,686	93.3%	$121,396	94.7%
Publishing	6,922	6.7%	6,797	5.3%

Net sales before inter-company eliminations	103,608		128,193

Inter-company eliminations	(4,816)		(4,777)

Net sales as reported	$98,792		$123,416

Income (loss) from continuing operations:
Distribution	$(9)		$364
Publishing	1,165		780

Consolidated income from continuing operations	$1,156		$1,144

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of Net Income from Continuing Operations to EBITDA Before Share-Based
Compensation Expense from Continuing Operations

	Three Months Ended June 30,
	2010	2009
Net income from continuing operations, as reported	$203	$854
Interest expense (income), net	395	561
Income tax expense	299	180
Depreciation and amortization	891	1,222
Share-based compensation	226	257

EBITDA before share-based compensation expense from continuing operations	$2,014	$3,074